                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement

    /X/  Definitive Proxy Statement

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.142-12

                               ARDEN GROUP, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                                MILTON H. BARKER
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /     Fee  computed  on  table  below  per  Exchange  Act  Rules   14a-6(i)(4)
        and 0-11
        1)  Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
        2)  Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
        4)  Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:
        ------------------------------------------------------------------------
        2)  Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
        3)  Filing Party:
        ------------------------------------------------------------------------
        4)  Date Filed:
        ------------------------------------------------------------------------

[LOGO]                           ARDEN GROUP, INC.
                             2020 SOUTH CENTRAL AVENUE
                             COMPTON, CALIFORNIA 90220
                                  (310) 638-2842

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 28, 1994

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Arden Group, Inc. (the "Company") will be held at The Beverly Hilton Hotel, Wilshire Room in the Executive Center, 9876 Wilshire Boulevard, Beverly Hills, California, on June 28, 1994, at 10:00 a.m., Los Angeles Time, for the following purposes:

    1.  To elect two directors for a term of three years each;

    2.  To approve the Bernard Briskin Bonus Plan;

    3. To ratify the selection of independent certified public accountants for the 1994 fiscal year; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The close of business on May 6, 1994, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder at the meeting and, for 10 days prior to the meeting, during ordinary business hours at Arden Group, Inc., 9595 Wilshire Boulevard, Suite 411, Beverly Hills, California.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE PREPAID ENVELOPE. THE RETURN OF YOUR PROXY WILL NOT PRECLUDE YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE MEETING.

                                          By Order of the Board of Directors

                                                    [SIG]

                                             Assistant Secretary
June 6, 1994

            PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED
                            IN FURTHER COMMUNICATION

[LOGO]                           ARDEN GROUP, INC.
                             2020 SOUTH CENTRAL AVENUE
                             COMPTON, CALIFORNIA 90220

                         ANNUAL MEETING OF STOCKHOLDERS
                                ON JUNE 28, 1994

                                PROXY STATEMENT

GENERAL

    This Proxy Statement is furnished by the Board of Directors of Arden Group, Inc. (the "Company") in connection with its solicitation for use at the Annual Meeting of Stockholders (the "Meeting") to be held at The Beverly Hilton Hotel, Wilshire Room in the Executive Center, 9876 Wilshire Boulevard, Beverly Hills, California, on June 28, 1994, at 10:00 a.m. Los Angeles Time, and at any adjournment thereof. The approximate date on which this Proxy Statement and the accompanying forms of proxy will first be sent to stockholders is June 6, 1994.

    All shares represented by each properly executed and unrevoked proxy received in time for the Meeting will be voted as specified, or, if no specification is made, for (i) the election as directors of management's nominees; and (ii) the ratification of the selection of independent certified public accountants. The Company does not know of any other business that will be presented for action at the Meeting, but if any matter is properly presented, the persons named in the accompanying proxies will vote thereon in accordance with their judgment. A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with an Assistant Secretary of the Company, by timely delivery of a later proxy or by voting in person at the Meeting contrary to the manner in which the proxy is to be voted.

    The cost of soliciting proxies will be paid by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of stock of the Company and such persons will be reimbursed for their reasonable expenses. Proxies may be solicited by directors, officers or employees of the Company and its subsidiaries in person or by telephone or telegraph, for which such persons will receive no special compensation. In addition, Beacon Hill Partners, Inc. ("Beacon Hill") has been retained by the Company to aid in the solicitation of proxies from banks, brokers and nominees and will solicit such proxies by mail, telephone, telegraph and personal interview, and request brokerage houses and nominees to forward soliciting material to beneficial owners of the Company's stock. For these services, Beacon Hill will be paid a fee of $2,500 plus expenses.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

    The Board has fixed the close of business on May 6, 1994, as the record date for the determination of holders of Class A Common Stock and Class B Common
Stock entitled to notice of and to vote at the Meeting. Accordingly, only holders of shares of Class A Common Stock and Class B Common Stock of record at the close of business on such date will be entitled to vote such shares at the Meeting. At the close of business on May 6, 1994, there were outstanding 1,269,405 shares of Class A Common Stock and 343,316 shares of Class B Common Stock. Each share of Class A Common Stock will entitle the holder thereof to one vote on all matters described in this Proxy Statement and all other matters which could be properly brought before the Meeting. Each share of Class B Common Stock will entitle the holder thereof to 10 votes on all matters described in this Proxy Statement and most other matters which could be properly brought before the Meeting. As of May 6, 1994, there were approximately 2,094 holders of record of Class A Common Stock and 13 holders of record of Class B Common Stock. The presence, either in person or by properly executed proxy, of both (i) stockholders holding of record a number of shares of Class A Common Stock entitling them to exercise a majority of the voting power of such class of stock and (ii) stockholders holding of record a number of shares of Class B Common Stock entitling them to exercise a majority of the voting power of such class of stock is necessary to constitute a quorum at the Meeting.

PRINCIPAL STOCKHOLDERS

    As of May 16, 1994, the only persons known to the Company to own beneficially more than 5% of the then outstanding shares of Class A Common Stock or Class B Common Stock were the following:

                                                                                        AMOUNT AND
                                                                                        NATURE OF
                                                                                        BENEFICIAL     PERCENT
           TITLE OF CLASS                  NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP(1)  OF CLASS(1)
- - ------------------------------------  -----------------------------------------------  ------------  -----------
Class A Common Stock                  City National Bank, as Trustee of the Company's      321,904(2)      25.4%
                                      Stock Bonus Plan and Trust
                                      (the "Stock Bonus Plan")
                                      120 South Spalding Drive
                                      Beverly Hills, CA 90213
Class A Common Stock                  Bernard Briskin                                      149,087(3)      11.7%
                                      Arden Group, Inc.
                                      9595 Wilshire Blvd.
                                      Suite 411
                                      Beverly Hills, CA 90212
Class A Common Stock                  Southeastern Asset Management, Inc.                  165,229(4)      13.0%
                                      860 Ridgelake Blvd., Suite 301
                                      Memphis, TN 38120
Class A Common Stock                  Lazard Freres & Co.                                   83,400(5)       6.6%
                                      One Rockefeller Plaza
                                      New York, NY 10020
Class B Common Stock                  Bernard Briskin                                      340,624        99.2%

- - ------------------------
(1) Unless otherwise indicated to the contrary, all beneficial owners have sole investment and voting power. For purposes of this table, 339,300 shares of Company Class A Common Stock which are held by AMG Holdings, Inc. an indirect wholly owned subsidiary of the Company, are not deemed to be outstanding.

(2) This amount includes the shares stated in note (3) below to be held for the account of Mr. Briskin in the Company Stock Bonus Plan, for which City National Bank acts as Trustee. City National Bank ("CNB"), as trustee of the Company Stock Bonus Plan, is required to take all action authorized or permitted by a beneficial owner of all securities owned by the trust created under such plan, including voting on or consenting (or withholding consent) to all matters or actions requiring or permitting a vote of the security holders. If, however, CNB has knowledge of any contested solicitation of votes or consents, then CNB will vote or otherwise act with respect to such contested matter pursuant to instructions from each participant in such plan (or, if deceased, the beneficiary thereof) to whom securities have been allocated. Any undirected allocated securities and any unallocated securities shall be voted for and against the action being voted or acted upon in the same ratio that responding participants have directed CNB to vote or act on such action.

(3) This amount includes the following shares: (i) 54,199 shares owned by Mr. Briskin's wife; (ii) 46,524 shares held in trust (of which Mr. Briskin is a trustee) for the benefit of Mr. Briskin, his children and his mother; and (iii) 16,364 shares held in the Company Stock Bonus Plan for the account of Mr. Briskin. Mr. Briskin disclaims any beneficial ownership of the shares set forth in clause (i) hereof. Mr. Briskin shares voting and investment power with respect to the shares referred to in clause (ii), shares voting power but has no investment power with respect to the shares set forth in clause (iii), and denies that he has or shares investment power with respect to the shares referred to in clause (i). Nothing herein should be construed as an admission that Mr. Briskin is in fact the beneficial owner of any of these shares.

(4) Based upon information contained in Amendment No. 3 to Schedule 13G dated February 11, 1994 filed with the Securities and Exchange Commission by Southeastern Asset Management, Inc.

(5)   Based  upon information contained in Amendment No. 4 to Schedule 13G dated
      February 14, 1994  filed with  the Securities and  Exchange Commission  by
      Lazard  Freres & Co. Includes 54,900 shares owned by Lazard Special Equity
      Fund, Inc., an investment company registered under the Investment  Company
      Act of 1940.

                             ELECTION OF DIRECTORS

    As permitted under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, the Company's Certificate of Incorporation provides for a classified Board of Directors, with approximately one-third of the total authorized number of directors elected each year for a term of three years by straight (as distinguished from cumulative) voting.

    At the Meeting, it is proposed to elect the two nominees shown below to hold office as directors until the Company's Annual Meeting in 1997 or until such directors' successors have been elected and qualified. Each nominee is now a director of the Company.

    Under Article Fourth of the Certificate of Incorporation of the Company, so long as the total number of outstanding shares of Class B Common Stock is equal to or greater than 12.5% of the total aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock are entitled to elect at any meeting therefor only such number of directors as, when added to the number of continuing directors previously elected by the holders of Class A Common Stock, equals 25% of the total number of directors of the Company (rounded up to the nearest whole number); the remaining directors are to be elected by the holders of the Class B Common Stock. Since the total number of directors is seven, and the holders of Class A Common Stock have previously elected two directors whose terms of office do not expire at the Meeting, the holders of Class A Common Stock are not entitled to elect any directors at the Meeting.

    The holders of Class B Common Stock are entitled to elect two directors at the Meeting and will have 10 votes per share for each director to be elected by such stockholders. The election of the directors requires the affirmative vote of the holders of a plurality of the shares of such class of stock present, in person or by proxy, and entitled to vote at the Meeting. Any votes against a nominee or withheld from voting (whether by abstention, broker non-votes or otherwise) will not be counted and will have no effect on the vote with respect to the election of directors.

    The Board of Directors recommends a vote FOR the election of each of the two nominees whose names are shown below.

    Management is not aware of any circumstance that would render any nominee unable to serve. However, if any nominee should unexpectedly become unavailable for election, votes will be cast, pursuant to the accompanying proxies, for the election of a substitute nominee or nominees who may be selected by the present Board of Directors.

    Below is set forth certain information concerning each of the two nominees and the five continuing directors as of May 16, 1994. Certain of this information has been supplied by the persons named:

                                                           PRINCIPAL OCCUPATION             DIRECTOR    TERM
                  NAME                     AGE         AND OTHER DIRECTORSHIPS (1)           SINCE     EXPIRES
- - ----------------------------------------   ---   ----------------------------------------   --------   -------
NOMINEES FOR ELECTION BY CLASS B COMMON STOCKHOLDERS
FOR A THREE-YEAR TERM ENDING IN 1997:
Stuart A. Krieger                          76    Business Consultant. Director of              1978      1994
                                                 American Rocket Co.
Ben Winters                                73    Business Consultant.                          1978      1994
CONTINUING DIRECTORS: (2)
Bernard Briskin                            69    President and Chief Executive Officer of      1970      1995
                                                 the Company and Arden-Mayfair, Inc., a
                                                 subsidiary of the Company, and Chairman
                                                 of the Board of AMG Holdings, Inc.
                                                 (formerly known as Telautograph
                                                 Corporation), and Gelson's Markets, both
                                                 subsidiaries of Arden-Mayfair.
Robert A. Davidow                          52    Director of Wheeling-Pittsburgh               1993      1996
                                                 Corporation since January 1991; private
                                                 investor; Senior Vice President and
                                                 Director of Research of the High Yield
                                                 and Convertible Bond Department of
                                                 Drexel, Burnham, Lambert, Incorporated
                                                 from January 1980 through January 1990.
Daniel Lembark                             69    Financial consultant and Certified            1978      1995
                                                 Public Accountant.
Curtis H. Palmer                           85    Chairman of the Board of Directors of         1974      1995
                                                 the Company and Arden-Mayfair since
                                                 1976. Director of International Aluminum
                                                 Corporation.
Frederick A. Schnell                       83    President (retired), Western Operations,      1975      1996
                                                 The Prudential Insurance Company of
                                                 America.

- - ------------------------
(1) Unless otherwise indicated, principal occupation or occupations shown have been such for a period of at least five years in the aggregate.

(2) Date shown for term of service indicates commencement of service as a director of the Company or Arden-Mayfair.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS.

    The Company has audit, nominating, investment and compensation committees. Current members of the audit committee are Mr. Schnell, chairman, and Messrs. Lembark and Winters. This committee, which monitors significant accounting policies, approves services rendered by the auditors, reviews audit and management reports and makes recommendations regarding the appointment of independent auditors and the fees payable for their services, met 3 times in 1993. Current members of the compensation committee are Mr. Lembark, chairman, and Messrs. Davidow, Schnell and Winters. This committee, which considers and make recommendations as to salary and incentive compensation awards to senior executive officers, met 5 times in 1993. Current members of the investment committee are Mr. Davidow, chairman, and

Messrs. Briskin and Winters. This committee defines the short term investment strategy for the Company and met 2 times in 1993. Current members of the nominating committee are Mr. Winters, chairman, and Messrs. Briskin, Krieger and Schnell. This committee, which was established to select candidates for nomination and election as directors, met once in 1993. The nominating committee will consider qualified nominees recommended by stockholders. Stockholders who wish to recommend qualified nominees should write to an Assistant Secretary of the Company at 2020 South Central Avenue, Compton, California 90220, and should state the qualifications of persons proposed by them.

    During the 1993 fiscal year, the Board of Directors held 16 meetings. Except for Mr. Palmer, each of the directors attended over 75% of the aggregate of all of the meetings of the Board of Directors and meetings held by all committees of the Board on which he served during such period.

COMPENSATION OF DIRECTORS

    During 1993, each non-employee director of the Company was compensated for all services as a director at an annual rate of $12,000 plus $750 for each Board meeting attended and $750 for attendance at each committee meeting. Non-employee directors who serve as committee chairmen are entitled to an additional $3,000 per year. Messrs. Palmer and Briskin are employees of the Company and do not receive the compensation otherwise payable to directors.

BENEFICIAL OWNERSHIP OF THE COMPANY'S STOCK BY MANAGEMENT

    The following table shows, as of May 16, 1994, the beneficial ownership of the Company's equity securities by each director or nominee, the Named Executive Officer, and by all directors and officers as a group.

                                                                   AMOUNT AND
                                                                    NATURE OF      PERCENT
                                              TITLE OF CLASS       BENEFICIAL         OF
                  NAME                      OF COMPANY'S STOCK    OWNERSHIP(1)     CLASS(1)
- - ----------------------------------------   --------------------   -------------    --------
Bernard Briskin.........................   Class A Common Stock   149,087(2)(3)       13.0%
                                           Class B Common Stock   340,624             99.2%
Robert A. Davidow.......................   Class A Common Stock     --
Stuart A. Krieger.......................   Class A Common Stock     --
Daniel Lembark..........................   Class A Common Stock     --
Curtis H. Palmer........................   Class A Common Stock       243(3)(4)
Frederick A. Schnell....................   Class A Common Stock     --
Ben Winters.............................   Class A Common Stock       100(2)(4)
Ernest T. Klinger.......................   Class A Common Stock       428(3)(4)
All directors and executive officers as
 a group (9 persons)....................   Class A Common Stock   161,445(3)          14.0%
                                           Class B Common Stock   340,624             99.2%

- - ------------------------
(1) Unless otherwise indicated to the contrary, all beneficial owners have sole investment and voting power. The number of outstanding shares of Company Class A Common Stock on which the percentages shown in this table are based does not include 339,300 shares of Company Class A Common Stock held by AMG Holdings, Inc.

(2) See notes (2) and (3) to the table under "Principal Stockholders" set forth above.

(3) Includes shares held in the Company Stock Bonus Plan for the accounts of the named individuals.

(4)   Did not exceed 1% of the outstanding shares of the class.

EXECUTIVE OFFICERS OF THE COMPANY

    Set forth below is certain information regarding the persons who presently serve as executive officers of the Company.

        NAME           AGE         POSITIONS AT THE COMPANY(1)
- - --------------------   ---   ----------------------------------------
Curtis H. Palmer       85    Director and Chairman of the Board of
                             the Company.
Bernard Briskin        69    Director, President and Chief Executive
                             Officer of the Company.
Ernest T. Klinger      58    Vice President Finance and
                             Administration and Chief Financial
                             Officer of the Company.
Milton H. Barker       77    Vice President of the Company.

- - ------------------------
(1) Unless otherwise indicated, principal occupation or occupations shown have been such for a period of least five years in the aggregate.

    Executive officers of the Company are elected annually by the Company Board and serve at the discretion of the Company Board, with the exception of Mr. Briskin, who has an employment agreement. See "Employment Agreement -- Bernard Briskin."

EXECUTIVE COMPENSATION AND RELATED INFORMATION

    GENERAL. The following table sets forth the total annual and long-term compensation paid or accrued by the Company and its subsidiaries in connection with all businesses of the Company and its subsidiaries to or for the account of the Chief Executive Officer of the Company and each other executive officer of the Company whose total annual salary and bonus for the fiscal year ended January 1, 1994 exceeded in the aggregate $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                              ------------------------------------
                                                                                       AWARDS
                                                                              ------------------------
                                         ANNUAL COMPENSATION                               SECURITIES-   PAYOUTS
                           ------------------------------------------------   RESTRICTED   UNDERLYING   ----------
                                                               OTHER ANNUAL      STOCK      OPTIONS/       LTIP        ALL OTHER
        NAME AND                   SALARY          BONUS       COMPENSATION   AWARD(S)(4)    SARS(4)    PAYOUTS(4)  COMPENSATION(7)
   PRINCIPAL POSITION      YEAR      ($)            ($)            ($)            ($)          ($)         ($)            ($)
- - -------------------------  ----  -----------   -------------   ------------   -----------  -----------  ----------  ---------------
Bernard Briskin,           1993  $   350,000   $   2,248,019(2) $ 994,609(3)                                            -0-
 President, Chief          1992      350,000         193,804      43,611(3)                                                  376
 Executive Officer         1991      350,000        -0-           53,682(3)                                                  383(6)
Ernest T. Klinger,         1993      190,000(1)      -0-              --(8)                                                9,450(5)
 Chief Financial           1992      193,654(1)      -0-              --(8)                                                  329
 Officer, Vice President   1991      190,000(1)      -0-              --(8)                                                  332
 Administration and
 Finance

- - ------------------------------
(1) Salary covers compensation for 52 weeks in both 1993 and 1991 and 53 weeks in 1992.
(2)   Includes a one time bonus to Mr. Briskin of $1,911,827.
(3) Includes for fiscal 1993 a payment of $941,676 to Mr. Briskin under a deferred compensation arrangement. Also includes payments to Mr. Briskin of $42,085, $34,035 and $39,990 for fiscal years 1993, 1992 and 1991, respectively, for the purpose of enabling him to purchase life insurance.
(4) The Company did not grant to Mr. Briskin or Mr. Klinger any restricted stock, stock options or stock appreciation rights ("SARs") and made no payout to them on any long-term incentive plan in fiscal years 1993, 1992 or 1991.
(5) In 1993, the amount of the Company contribution to the Arden Group, Inc. 401(k) Retirement Savings Plan allocated to the named executive officer.
(6) Does not include net proceeds of $2,537,500 realized by Mr. Briskin as a result of his exercise on January 3, 1991 of an option to purchase 100,000 shares of Company Class A Common Stock granted to him pursuant to a Stock Option Agreement dated as of July 30, 1984.

(7) Does not include retirement benefits from the Telautograph Pension Plan or benefits allocable under the Company Stock Bonus Plan.
(8) Did not exceed the lesser of $50,000 or 10% of the compensation reported to Mr. Klinger in any of the years to which compensation information is reported.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has a Compensation Committee. At the end of fiscal 1993 the Compensation Committee consisted of the following directors:

       Daniel Lembark, Chairman
       Robert A. Davidow
       Frederick A. Schnell
       Ben Winters

    In addition, during fiscal 1993, Curtis H. Palmer and Chester I. Lappen served as members of the Compensation Committee. Mr. Palmer is also the Chairman of the Board of the Company and Mr. Lappen, a former director, is a partner through a professional corporation in the law firm of Mitchell, Silberberg & Knupp, which renders legal services to the Company on a limited basis in connection with various matters.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors (the "Committee") is composed of four outside directors and is responsible for developing and making recommendations to the Company Board with respect to the Company's executive compensation policies. The objective of the Committee is to support the achievement of the Company goals by providing compensation which will attract and retain superior talent and reward performance.

COMPENSATION FOR BERNARD BRISKIN

    The compensation of Mr. Bernard Briskin, the Chief Executive Officer of the Company, is established under an Employment Agreement dated May 13, 1988 (the "Employment Agreement") which was approved by the Company Board. In addition to his salary and certain perquisites, Mr. Briskin is entitled to receive thereunder an annual bonus calculated at a fixed percentage of Pre-Tax Profits. The Employment Agreement was, by its terms, scheduled to expire on January 1, 1995. In April, 1994, Mr. Briskin and the Company agreed upon an amendment to the Employment Agreement effective January 1, 1994 (the "Amended Employment Agreement"). The amendments were the result of several months of discussions between Mr. Briskin and the Committee. The Amended Employment Agreement provides, in pertinent part, that Mr. Briskin would retain the same functions but would also become Chairman of the Board of the Company not later than January 1, 1995. The term of the Amended Employment Agreement expires January 1, 2001. Effective January 1, 1994, his base salary was increased to $440,000 per year from $350,000 per year. The base salary will be increased effective January 1, 1995 and on January 1 of succeeding years during the term of the Amended Employment Agreement based upon increases in the Consumer Price Index subject, however, to a maximum annual increase. His annual bonus would equal 2 1/2% of the Company's first $2,000,000 of Pre-Tax Profits (as defined in the Amended Employment Agreement) plus 3 1/2% of Pre-Tax Profits in excess of $2,000,000. If his employment is terminated prior to January 1, 2001, the unpaid portion of two notes from Mr. Briskin to the Company in the amounts $212,500 and $303,750 respectively, would be forgiven. In addition, the maturity dates of the two notes hereinbefore referred to were extended to December 31, 2000 with approximately equal repayment of principal annually prior thereto with interest fixed at 6% per annum also payable annually.

    In considering the terms and provisions of the Amended Employment Agreement, the Committee took into account a number of factors, including (a) some comparative salaries of other chief executive officers, (b) the fact that no increase in Mr. Briskin's base salary had occurred since 1988, (c) the elimination of the Telautograph Retirement Income Plan benefits and the expiration of other benefits under the Employment Agreement, and (d) the additional responsibilities for overseeing the long-term use of the cash derived from the sale of substantially all of the assets of Telautograph Corporation (the "Telautograph Assets").

    In December, 1993, the Committee awarded Mr. Briskin a special bonus for 1993 in the amount of $1,911,826.56. The Committee reviewed Mr. Briskin's performance as Chief Executive Officer of the Company during 1993, the Company's anticipated earnings for 1993, the estimated amount of his compensation for 1993 and, in particular and most importantly for purposes of considering a special bonus, his efforts in negotiating the sale of the Telautograph Assets. In considering whether to award Mr. Briskin a special bonus and, if so, the amount thereof, the Committee took into account his extraordinary energy, efforts, time, determination, and success in markedly improving the terms of the Telautograph Assets sale for the benefit of the Company. The amount of the bonus was determined by the Committee, after review of other companies' chief executive officer's salaries, bonus and total compensation and after substantial discussions with Mr. Briskin and among themselves, to be an amount which, after an approximation of income taxes and other required deductions therefrom, would equal approximately $1,000,000, which would enable him to discharge $1,000,000 payable under a note which he owed to the Company. The bonus payment was paid to Mr. Briskin on March 14, 1994, and he paid the $1,000,000 note in full on March 15, 1994.

OTHER COMPENSATION

    As to other executive officers, the program of executive compensation implemented by the Committee is intended to provide an overall level of compensation that is competitive within the grocery business and, as to 1993 and prior fiscal years, telecommunications industries, as well as within the broader group of companies of comparable size and complexity. In this regard, the Committee had available to it and relied upon independent compensation data derived from outside sources. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term performance of the Company, as well as the individual performance of the executive officer. Accordingly, the Committee uses its discretion to set executive compensation based on internal, external and individual factors. For the 1993 fiscal year, executive compensation levels were unchanged in light of the lack of profitability of the Company in fiscal year 1992.

    The Committee does not expect that any executive officer's compensation for the 1994 fiscal year will exceed the $1,000,000 IRS deduction cap. The Company has agreed to submit Mr. Briskin's annual bonus arrangement to the Company's shareholders for approval, and the payment of such annual bonus for 1995 and thereafter is subject to such approval being obtained. Such shareholder approval was deemed desirable by the Committee in the event that the amount of Mr. Briskin's base salary (as it may increase because of increases in the Consumer Price Index), benefits and bonus should exceed the $1,000,000 IRS deduction cap. If the annual bonus arrangement is approved by the shareholders, the amount thereof should be excludable from the $1,000,000 deduction cap.

    The Arden Group, Inc. Stock Bonus Plan is included as a component of executive compensation and thus ties a portion of executive compensation to the profitability of the Company.

    Certain executive officers of the Company, including Mr. Briskin, were also participants in the Telautograph Retirement Income Plan until its termination. The Telautograph Retirement Income Plan was terminated during the 1993 fiscal year.

Daniel Lembark, Chairman
Robert Davidow
Frederick A. Schnell
Ben Winters

Members of the Compensation Committee.

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total stockholder return on the Company Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index, the Standard & Poor's Food Retailers Index and the Dow Jones Food Retailers Index for the period of five years commencing December 31, 1988 and ending December 31, 1993. The graph assumes that $100 was invested on December 31, 1988 in the Company Stock and in each of the above-mentioned indices that all dividends were reinvested.

    The Dow Jones Office Equipment Index previously included in the performance graph has been eliminated by reason of the sale of the communications business by Telautograph in fiscal 1993. The Dow Jones Food Retailers Index will be eliminated from the next performance graph and superseded solely by the Standard & Poor's Food Retailers Index for ease of comparison with the broad based Standard & Poor's 500 Stock Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            Arden Group    S&P 500    DJ Food    S&P Food
1988                100        100        100         100
1989             134.04     131.69     126.01      135.66
1990              91.49      127.6     134.07      143.39
1991              97.87     166.47      168.5      151.25
1992              74.47     179.15        170      197.78
1993             108.51     197.21     159.64      191.84

TELAUTOGRAPH PENSION PLAN

    Due to the sale of the communications business in fiscal 1993, the Company terminated the Telautograph Defined Benefit Retirement Income Plan ("the Plan"), which covered certain eligible nonunion former employees of Telautograph, and distributed all of the assets of the Plan to the participants. The Plan's participants were given their choice of receiving their distribution in the form of a lump sum payment with a rollover option or an annuity to begin at retirement age (as defined by the Plan). The plan was fully funded at the termination date. The only executive officers of the Company who were entitled to participate in the Plan were Messrs. Briskin and Klinger. As a result of the termination of the Plan, Mr. Briskin elected to receive a joint survivor annuity of $178,092 per year and Mr. Klinger elected a lump sum payment of $172,630.

STOCK BONUS PLAN

    The Company has a non-contributory trusteed stock bonus plan which is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. All non-union employees over 18 years of age who complete 1,000 hours of service are eligible to become participating employees in the plan. Contributions to the plan for any fiscal year, as determined by the Board of Directors, are discretionary, but in no event to exceed 15% of the annual aggregate salaries of those employees eligible for participation in the plan. Contributions must be invested in the Company's Class A Common Stock with excess cash being invested in certain government backed securities. Contributions to the plan are allocated among eligible participants in the proportions of their salaries to the salaries of all participants. No contribution was accrued for the plan in 1993. In lieu thereof, a contribution was made to the 401(k) Retirement Savings Plan. See Arden Group, Inc. 401(k) Retirement Savings Plan.

ARDEN GROUP, INC. 401(K) RETIREMENT SAVINGS PLAN

    Effective January 1, 1992, the Company's Board adopted the Arden Group, Inc. 401(k) Retirement Savings Plan (the "Company Savings Plan"). All non-union employees of the Company and its subsidiaries (except employees of Telautograph) who have attained the age of 18 and have completed at least one year of service with any of such companies are entitled to participate in the Company Savings Plan. The Company Savings Plan provides that, with certain limitations, a participating employee may elect to contribute up to 15% of such employee's annual compensation to the Company Savings Plan on a tax-deferred basis, subject to a limitation that the annual elective contribution may not exceed an annual indexed dollar limit determined pursuant to the Internal Revenue Code ($8,994 in 1993). Annual contributions are made by the Company, in a discretionary amount as determined by the Company each year. In lieu of a contribution to the Stock Bonus Plan $339,000 was accrued in 1993 and contributed to the Company Savings Plan.

EMPLOYMENT AGREEMENT -- BERNARD BRISKIN

    Mr. Briskin is employed as the President and Chief Executive Officer of the Company and Arden-Mayfair and the Chairman of the Board and Chief Executive Officer of AMG Holdings and Gelson's Markets pursuant to an employment agreement which was entered into as of May 1988 (such agreement is hereinafter referred to as the "Agreement"). The Agreement was amended in April, 1994 retroactive to January 1, 1994 (the Agreement as amended is hereinafter referred to as the Amended Agreement.) The Amended Agreement has a term ending at the close of the Company's 2000 fiscal year and provides that the term thereof is subject to automatic extension thereafter for periods of one fiscal year each unless either his employers or Mr. Briskin gives notice of termination not less than 15 months nor more than 18 months prior to the date upon which the term of the Amended Agreement will expire. If at any time the employers decide not to extend the Amended Agreement for another year Mr. Briskin is entitled to receive the sum of $600,000 as severance pay.

    The Amended Agreement provides for an annual base salary of $440,000 and a bonus based upon the "pre-tax profits" (as defined) of the Company for each fiscal year to the extent of 2 1/2% of the first $2,000,000 of pre-tax profits and 3 1/2% of pre-tax profits in excess of $2,000,000. "Pre-tax Profits" for a particular fiscal year is the amount shown on the audited Consolidated Statement of Operations of the Company for such fiscal year as "Income Before Income Taxes and Extraordinary Items," adjusted so as to exclude any charge, accrual or deduction for any bonus paid or payable to Mr. Briskin. The annual base salary is subject to a cost of living adjustment effective as of January 1, 1995 and as of January 1 of each year thereafter (the Adjustment Date.) The base salary is adjusted for increases in the Consumer Price Index for All Urban Wage Earners and Clerical Workers Los Angeles-Anaheim-Riverside Metropolitan Area (1982-1984=100) published by the Bureau of Labor Statistics of the United States Department of Labor (the Index). The base salary is adjusted for 100% of any increase in the Index up to 3% and 50% for any increase in the Index in excess of 3% up to 5% with no adjustment for any increase in the Index in excess of 5%. The amount of the increase in the Index is calculated by dividing the Index for the month of October immediately preceding the applicable Adjustment Date by the Index for the month of October of the immediately preceding calendar year.

    The Amended Agreement also provides for certain expense reimbursement and personal benefits, including payment or reimbursement for uninsured medical expenses of Mr. Briskin and his immediate family up to a maximum of $100,000 during any calendar year. In addition, in the event that Mr. Briskin becomes permanently disabled, dies or his employment is terminated without cause during the term of the Amended Agreement, then all amounts of principal and accrued interest outstanding under the Promissory Notes of $212,500 and $303,750 respectively (see Certain Other Transactions) are forgiven.

    Under the Agreement, Mr. Briskin was paid $941,676 in 1993 as deferred compensation, an amount equal to the difference between (i) the present value of the total amount which he will receive from the Plan and (ii) the present value of the total amount which he would have received from the Plan if amendments had not been made to the Plan to comply with the provisions of the Tax Equity and Fiscal Responsibility Act of 1982 amending Section 415 of the Internal Revenue Code of 1986 to enable the Plan to maintain its status as a "qualified" Plan under such section (after taking into account any further amendments to the Plan).

    The Amended Agreement provides that its terms will be subject to review during the 1997 fiscal year by the compensation committee of the Board of Directors. Pursuant to this provision, the terms of the Amended Agreement may be modified.

                           CERTAIN OTHER TRANSACTIONS

    In connection with the purchase by Mr. Briskin of shares of the Company's Class A Common Stock in 1979 and 1980, the Company loaned Mr. Briskin $212,500 and $303,750, respectively. Under his Amended Employment Agreement the interest rates payable under the notes reflecting such loans and the maturity dates of such notes were modified. Interest on the unpaid principal of such loans is payable at the rate of 6% per annum payable annually on or before December 31 of each year. Principal on the $212,500 note is payable in annual installments of $30,357.14 commencing December 31, 1994 and continuing each December 31 thereafter until December 31, 2000 at which time the entire unpaid principal balance of that note with all accrued and unpaid interest is due and payable. Principal on the $303,750 note is payable in annual installments of $43,392.86 commencing on December 31, 1994 and continuing each December 31 thereafter until December 31, 2000 at which time the entire unpaid principal balance of that note with all accrued and unpaid interest is due and payable. The foregoing notes are collateralized by 100,000 shares of the Company's Class B Common Stock.

    In 1992, the Company loaned Mr. Briskin $1,000,000 in connection with his exercise in 1991 of 100,000 shares of the Company's Class A Common Stock which were granted to him under a stock option. All loans are collateralized by 180,000 shares of Class B Common Stock. In December 1993, the Board of Directors awarded a special bonus to Mr. Briskin related to the sale of the Company's communication equipment business in the amount of $1,912,000. The net proceeds of this bonus were used by Mr. Briskin to immediately repay the $1,000,000 loan.

    In connection with the sale of the Company's communication business in 1993, the purchaser paid severance payments to various employees of Telautograph. Included among these payments was a payment of $100,000 to Ernest T. Klinger, Vice President Finance and Administration and Chief Financial Officer of the Company, on account of his past services to Telautograph.

                     APPROVAL OF BERNARD BRISKIN BONUS PLAN

    As described under "Employment Agreement -- Bernard Briskin," the Board of Directors of the Company, following approval by the Compensation Committee of the Board of Directors, approved the Amendment to the Employment Agreement between the Company and Bernard Briskin, President and Chief Executive Officer of the Company. The Amended Agreement is effective as of January 1, 1994, and has a term ending at the close of the Company's 2000 fiscal year, subject to automatic extension thereafter for periods of one fiscal year each unless either the Company or Mr. Briskin gives notice of termination not less than 15 nor more than 18 months prior to the date upon which the term of the amended agreement will expire. The Amended Agreement provides for a base salary of $440,000 per year and an annual bonus (the "Annual Bonus") commencing with the 1994 fiscal year in an amount equal to certain specified percentages of the pre-tax profits of the Company for each fiscal year. Pre-tax profits is defined as the amount shown on the audited Consolidated Statement of Operations of the Company for the fiscal year under the caption "Income Before Income Taxes and Extraordinary Items", adjusted so as to exclude any charge, accrual or deduction for any bonus paid or payable to Mr. Briskin. The percentage of pre-tax profits is 2.5% of the first $2,000,000 of pre-tax profits for each fiscal year and 3.5% of all pre-tax profits in excess of $2,000,000 for each fiscal year. For years prior to 1994, Mr. Briskin's bonus under his then employment agreement was 2 1/2% of all pre-tax profits. If the Amended Agreement had been in effect during the 1993 fiscal year, Mr. Briskin would have received an Annual Bonus of $450,669.02 with respect to such fiscal year.

    The payment of the Annual Bonus for the 1995 fiscal year and thereafter is contingent upon approval by the stockholders of the Company of the material terms of the Annual Bonus in accordance with the regulations promulgated under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, that section of the Code disallows deductions by a publicly traded corporation for compensation in excess of $1,000,000 to its chief executive officer or any of its four other highest paid officers. Under that section, certain performance based compensation is exempt from the $1,000,000 cap if the material terms of the arrangement under which it is paid are approved by the stockholders of the Company prior to payment. Although the Company does not necessarily believe that the amount of compensation payable to Mr. Briskin, including the Annual Bonus described herein, will exceed $1,000,000 in 1995 or thereafter, this Annual Bonus arrangement is being presented to the stockholders for approval so as to exclude payment of such Annual Bonus from the computation to determine whether Mr. Briskin's compensation exceeds $1,000,000 in any one year and, therefore, is to that extent not deductible by the Company for federal income tax purposes.

    The affirmative vote of a majority in voting interest of stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting of Stockholders is required to approve the Annual Bonus arrangement. Abstentions and broker non-votes will not be voted for or against the proposal to approve this Annual Bonus arrangement but will have the effect of a negative vote because the affirmative vote of a majority in interest of the shares represented at the Annual Meeting is required to pass the proposal. The number of votes represented by shares beneficially owned by Mr. Briskin are sufficient to approve the Annual Bonus arrangement.

    The Board of Directors recommends a vote FOR approval of this Annual Bonus arrangement.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's Board of Directors, upon recommendation of its audit committee, has selected Coopers & Lybrand, independent certified public accountants, to audit the books, records and accounts of the Company and its consolidated subsidiaries for the 1994 fiscal year. Coopers & Lybrand has audited the books, records and accounts of the Company and its subsidiaries for a number of years. If the stockholders do not ratify the appointment of Coopers & Lybrand, other certified public accountants will be appointed by the Board on recommendation of the audit committee.

    It is anticipated that representatives of Coopers & Lybrand will attend the Meeting with the opportunity to make any statement they may desire to make, and will be available to respond to appropriate questions from stockholders.

    Ratification of the selection of independent public accountants for the Company requires the affirmative vote of a majority in voting interest of the stockholders present, in person or by proxy, and entitled to vote at the Meeting. Abstentions and broker non-votes will not be voted for or against this proposal, but will have the effect of negative votes since an affirmative vote of a majority in voting interest of stockholders present and eligible to vote is required to ratify the selection.

    The Board of Directors recommends a vote FOR ratification of the selection of Coopers & Lybrand.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

    In the event that a stockholder wishes to submit a proposal for consideration by the stockholders of the Company at the next Annual Meeting of Stockholders in conformity with current Securities and Exchange

Commission proxy regulations and any such proposal must be received by any Assistant Secretary of the Company no later than January 27, 1995 in order for it to be includable in the proxy statement for such Annual Meeting.

                                          By Order of the Board of Directors

                                                    [SIG]

                                             Assistant Secretary
June 6, 1994

PROXY                                                             CLASS A COMMON

                               ARDEN GROUP, INC.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARDEN GROUP, INC.

    Bernard Briskin, Daniel Lembark and Ben Winters are hereby appointed proxies (each with power to act alone and with power of substitution) to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Arden Group, Inc., at The Beverly Hilton Hotel, Beverly Hills, California at 10:00 a.m. on June 28, 1994 and all adjournments thereof, on the matters set forth below, and in their discretion upon any other matters brought before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1 AND 2.

    1. FOR / / AGAINST / / ABSTAIN / / the proposal to approve the Bernard Briskin Bonus Plan.

    2. FOR / / AGAINST / / ABSTAIN / / the proposal to ratify the selection of Coopers & Lybrand as independent public accountants of the Company.

                   (Continued and to be signed on other side)

                          (continued from other side)

THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

    The undersigned hereby revokes all prior proxies.

                                                   PLEASE SIGN, DATE, AND MAIL
                                                   THIS PROXY TODAY
                                                    Dated ______________________
                                                    Signature __________________
                                                    Signature __________________

                                                    / / I/WE PLAN TO ATTEND  THE
                                                        MEETING.

                                                 Please  be  sure  to  date this
                                                 Proxy and  to sign  exactly  as
                                                 your name appears hereon; joint
                                                 owners  should each sign, if by
                                                 a corporation,  in  the  manner
                                                 usually employed by it; if by a
                                                 fiduciary,    the   fiduciary's
                                                 title should be shown.

                                                    YOUR VOTE IS IMPORTANT.

PROXY                                                             CLASS B COMMON

                               ARDEN GROUP, INC.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARDEN GROUP, INC.

    Bernard Briskin, Daniel Lembark and Ben Winters are hereby appointed proxies (each with power to act alone and with power of substitution) to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Arden Group, Inc., at The Beverly Hilton Hotel, Beverly Hills, California at 10:00 a.m. on June 28, 1994 and all adjournments thereof, on the matters set forth below, and in their discretion upon any other matters brought before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1, 2 AND 3.

    1. ELECTION OF DIRECTORS

             FOR / / the nominees listed below (except as marked to the contrary below)

             (a) Stuart A. Krieger (b) Ben Winters

     (INSTRUCTION: TO  WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE
                   THROUGH THAT NOMINEE'S NAME ABOVE).

             WITHHOLD AUTHORITY / / to vote the nominee listed above

    2. FOR / / AGAINST / / ABSTAIN / / the proposal to approve the Bernard Briskin Bonus Plan.

    3. FOR / / AGAINST / / ABSTAIN / / the proposal to ratify the selection of Coopers & Lybrand as independent public accountants of the Company.

                   (Continued and to be signed on other side)

                          (continued from other side)

THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

    The undersigned hereby revokes all prior proxies.

                                                    PLEASE SIGN, DATE, AND MAIL
                                                    THIS PROXY TODAY
                                                    Dated ______________________
                                                    Signature __________________
                                                    Signature __________________

                                                    / / I/WE  PLAN TO ATTEND THE
                                                        MEETING.

                                                 Please be  sure  to  date  this
                                                 Proxy  and  to sign  exactly as
                                                 your name appears hereon; joint
                                                 owners should each sign, if  by
                                                 a  corporation,  in  the manner
                                                 usually employed by it; if by a
                                                 fiduciary,   the    fiduciary's
                                                 title should be shown.

                                                    YOUR VOTE IS IMPORTANT.